Exhibit 2

Execution Version

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SECURED PROMISSORY NOTE

$2,000,000.00	January 7, 2021

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, INTERPACE BIOSCIENCES, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of 1315 Capital II, L.P., a Delaware limited partnership, or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of $2,000.000.00, together with all accrued interest thereon as provided in this Note.

1. Definitions; Interpretation.

1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means the rate equal to eight percent (8.0%) per annum.

“Beneficial Ownership Regulation” has the meaning set forth Section 12.10.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Change of Control” means (a) any Person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934 (other than Ampersand 2018 Limited Partnership and 1315 Capital II, L.P.) becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding capital stock of the Borrower, or (b) the sale of all or substantially all of the assets of the Borrower.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; and (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower.

“Default” means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus two percent (2)%.

“Event of Default” has the meaning set forth in Section 10.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Loan” means the loan made to the Borrower under the terms of this Note in the principal amount of $2,000,000.00.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Borrower, excluding a potential delisting of the Borrower from the Nasdaq Stock Market; (b) the validity or enforceability of the Note or Security Agreement; (c) the perfection or priority of any Lien purported to be created under the Security Agreement; (d) the rights or remedies of the Noteholder hereunder or under the Security Agreement; or (e) the Borrower’s ability to perform any of its material obligations hereunder or under the Security Agreement.

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“Maturity Date” means the earlier of (a) June 30, 2021 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Pari Passu Noteholder” means Ampersand 2018 Limited Partnership, a Delaware limited partnership.

“Pari Passu Note” means that certain Secured Promissory Note dated the date hereof made by Borrower in favor of the Pari Passu Noteholder in the original principal amount equal to $3,000,000.

“Parties” has the meaning set forth in the introductory paragraph.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and between the Borrower and Noteholder.

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1.2 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Conditions Precedent. The obligation of the Noteholder to make the Loan and the effectiveness of this Note shall be subject to the following conditions precedent:

2.1 The Noteholder shall have received a counterpart of the Security Agreement, duly executed by the Borrower;

2.2 The Borrower shall have terminated that certain Loan and Security Agreement between Borrower and Silicon Valley Bank, dated as of November 13, 2018, as amended by a certain First Loan Modification Agreement dated as of March 18, 2019, and as further amended and affected by a certain Joinder and Second Loan Modification Agreement dated as of October 19, 2020, and the Borrower shall have delivered to the Noteholder evidence of such termination, in form and substance reasonably acceptable to the Noteholder, including, but not limited to, duly executed releases of Liens and termination statements and other documents as may be necessary or appropriate in order to give effect to such termination;

2.3 No change, occurrence, event or development or event involving a prospective change that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the financial condition of the Borrower and its subsidiaries, shall have occurred and be continuing;

2.4 The Noteholder shall have received investment committee approval for the transactions contemplated by this Note; and

2.5 The Borrower shall have paid all reasonable and documented out-of-pocket expenses and fees of the Noteholder and the Pari Passu Noteholder, including its counsel, Morgan, Lewis & Bockius LLP, and other advisers, incurred by the Noteholder in connection with the negotiation, documentation, and execution of this Note and the Security Agreement in an aggregate amount not to exceed $74,000.00.

3. Payment Dates; Mandatory Prepayments; Optional Prepayments.

3.1 Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 11.

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3.2 Mandatory Prepayment. If a Change of Control of the Borrower occurs, the Borrower shall make a prepayment of the Loan in an amount equal to the unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note out of the net cash proceeds received by the Borrower from the consummation of the transactions related to such Change of Control.

3.3 Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

4. Security Agreement. The Borrower’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

5. Interest.

5.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

5.2 Interest Payment Dates. Interest shall be payable in arrears to the Noteholder on the earlier to occur of (a) the date of any mandatory prepayment of the Loan pursuant to Section 3.2, and (b) the Maturity Date, unless otherwise provided in Section 11.

5.3 Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

5.4 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.

5.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

6. Payment Mechanics.

6.1 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 2:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

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6.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note and the Security Agreement, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all Laws in all material respects.

7.2 Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note and the Security Agreement.

7.3 No Approvals. Except for public filings with the Securities and Exchange Commission required by the transactions contemplated by this Note, no consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

7.4 No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

7.5 Enforceability. Each of the Note and the Security Agreement is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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7.6 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect to the Note, the Security Agreement, or any of the transactions contemplated hereby or thereby or (b) that would be expected to materially adversely affect the Borrower’s financial condition or the ability of the Borrower to perform its obligations under the Note or the Security Agreement.

7.7 PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

7.8 Anti-Corruption Laws and Sanctions.

(a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b) The Borrower is not, and to the knowledge of the Borrower, no director or officer of the Borrower is a Sanctioned Person.

(c) No use of proceeds of the Loan or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.

8. Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall:

8.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.2 Compliance. (a) Comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.3 Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

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8.4 Notice of Events of Default. As soon as possible and in any event within five (5) Business Days after it becomes aware that an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

8.5 Use of Proceeds. The Borrower shall use the proceeds of the Loan solely for working capital and general corporate purposes and for the payment of transaction fees and expenses as provided hereunder.

8.6 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the Security Agreement.

9. Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

9.1 Indebtedness.

(a) (1) Authorize, create or issue any debt securities for borrowed money or funded debt pursuant to which the Borrower or any of its direct or indirect subsidiaries issues shares, warrants or any other convertible security in the same transaction or a series of related transactions; or (2) authorize, create or issue any debt securities for borrowed money or funded debt pursuant to which the Borrower or any of its direct or indirect subsidiaries does not issue shares, warrants or any other convertible security in the same transaction or a series of related transactions, except that Borrower may incur or enter into (i) any capitalized and operating leases in the ordinary course of business consistent with past practice, (ii) any debt incurred by the Borrower pursuant to the terms of Pari Passu Note, and (iii) borrowed money or funded debt in an amount not to exceed $4.5 million (the “Debt Threshold”) that is subordinated to the Note and the Pari Passu Note on terms acceptable to the Noteholders; provided, that if the aggregate consolidated revenue recognized by the Borrower and its direct or indirect subsidiaries (the “Combined Revenue”) as reported by the Borrower on Form 10-K as filed with the Securities and Exchange Commission for any fiscal year ending after January 10, 2020 exceeds $45 million dollars, the Debt Threshold for the following fiscal year shall increase to an amount equal to: (x) ten percent (10%); multiplied by (y) the Combined Revenue as reported by the Borrower on Form 10-K as filed with the Securities and Exchange Commission for the previous fiscal year; or

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(b) (1) Incur any additional individual debt, indebtedness for borrowed money or other additional liabilities pursuant to which the Borrower or any of its direct or indirect subsidiaries issues shares, warrants or any other convertible security in the same transaction or a series of related transactions; or (2) incur any individual debt, indebtedness for borrowed money or other liabilities pursuant to which the Borrower or any of its direct or indirect subsidiaries does not issue shares, warrants or any other convertible security in the same transaction or a series of related transactions, except that the Borrower may incur or enter into (i) any capitalized and operating leases entered into by the Borrower or its direct or indirect subsidiaries in the ordinary course of business consistent with past practice; (ii) any debt incurred by the Borrower pursuant to the terms of Pari Passu Note; (iii) any purchase money financing in connection with the acquisition of equipment or otherwise; and (iv) any individual debt, indebtedness for borrowed money or other additional liabilities in an amount not to exceed the Debt Threshold that is subordinated to this Note and the Pari Passu Note on terms acceptable to the Noteholders.

9.2 Liens. Incur, create, assume, or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP; (b) Liens created pursuant to the Security Agreement; and (c) Liens securing capitalized leases and purchase money financing in connection with the acquisition of equipment permitted pursuant to Section 9.1.

9.3 Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower is engaged on the date of this Note or that are reasonably related thereto.

10. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

10.1 Failure to Pay. The Borrower fails to pay any principal amount of the Loan, interest thereon or any other amount under this Note or the Security Agreement when due.

10.2 Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made.

10.3 Breach of Covenants. The Borrower fails to observe or perform any covenant, obligation, condition, or agreement contained in this Note or the Security Agreement.

10.4 Cross-Defaults.

(a) The Borrower fails to pay when due any of its Debt (other than Debt arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

(b) An “Event of Default” shall have occurred under the Pari Passu Note.

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10.5 Bankruptcy.

(a) The Borrower commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b) There is commenced against the Borrower any case, proceeding, or other action of a nature referred to in Section 10.5(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c) There is commenced against the Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(d) The Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a),

Section 10.5(b), or Section 10.5(c) above; or

(e) The Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

10.6 Judgments. One or more judgments or decrees, to the extent not covered by insurance, shall be entered against the Borrower and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon and all other amounts payable under this Note, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under the Security Agreement or applicable Law; provided, however, that if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

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12. Miscellaneous.

12.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

Interpace Biosciences, Inc.
Morris Corporate Center 1, Building C 300 Interpace Parkway
Parsippany, NJ 07054
Attention: Thomas W. Burnell, President and CEO
Email: [Intentionally omitted.]

(ii)	If to the Noteholder:

1315 Capital II, L.P.
2929 Walnut Street, Suite 1240
Philadelphia, PA 19104
Attention: Adele C. Oliva, Founding Partner
Email: [Intentionally omitted.]

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

12.2 Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its external counsel, Morgan, Lewis & Bockius LLP) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note and the Security Agreement and the enforcement of the Noteholder’s rights hereunder and thereunder.

12.3 Governing Law. This Note, the Security Agreement, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, the Security Agreement, and the transactions contemplated hereby and thereby shall be governed by the laws of the State of Delaware.

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12.4 Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware and (ii) submits to the jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 12.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

12.5 Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 12.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.6 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

12.7 Integration. This Note and the Security Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

12.8 Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person who is an affiliate of the Noteholder. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

12.9 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

12.10 PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.

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12.11 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

12.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

12.13 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12.14 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

12.15 Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.16 Appointment of Collateral Agent. Each of Noteholder and Ampersand 2018 Limited Partnership, a Delaware limited partnership, hereby irrevocably appoints Ampersand 2018 Limited Partnership, a Delaware limited partnership (in such capacity, the “Collateral Agent”), to act on its behalf as the Collateral Agent hereunder and under the Security Agreement and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all Liens on Collateral (as defined in the Security Agreement) granted by the Borrower to secure any of the Secured Obligations (as defined in the Security Agreement), together with such powers and discretion as are reasonably incidental thereto.

[signature page follows]

13

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first written above.

INTERPACE BIOSCIENCES, INC.

By	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and CEO

By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions of Section 12.16 hereunder.

1315 CAPITAL II, L.P.

By:	1315 Capital Management II, LLC, its general partner

By	/s/ Adele C. Oliva
Name:	Adele C. Oliva
Title:	Managing Member

By its execution of this Note, the undersigned acknowledges and agrees to be bound by the provisions of Section 12.16 hereunder.

AMPERSAND 2018 LIMITED PARTNERSHIP

By:	AMP-18 Management Company Limited
Partnership, its General Partner

By	AMP-18 MC LLC, its General Partner

By	/s/ Herbert H. Hooper
Name:	Herbert H. Hooper
Title:	Managing Member

[Signature Page to Secured Promissory Note]